Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) and Post-Effective Amendment No. 1 to Registration Statements (Forms S-8 Nos. 333-93423, 333-38078, 333-57486, 333-84904, 333-104108, 333-113651, 333-123323 and 333-132478) pertaining to the 2006 Equity Incentive Plan of Maxygen, Inc. of our reports dated March 10, 2006, with respect to the consolidated financial statements of Maxygen, Inc., Maxygen, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Maxygen, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Palo Alto, California
November 20, 2006